UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2019

MELT INC.

(Exact name of registrant as specified in its charter)
Nevada	000-55973	EIN 47-0925451
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18818 Teller Avenue, Suite 115, Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (310) 890-2209

3445 Lawrence Ave. Oceanside, NY	11572

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 27, 2019, Custodian Ventures LLC (the “Seller”) entered into a Stock Purchase Agreement (the “Agreement”) with Zhicheng RAO ( (the “Buyer” or “Purchaser”). Pursuant to the Agreement, the Seller sold to the Buyer, and the Buyer agreed to purchase from the Seller, 2,185,710,000 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Melt, Inc. (the “Company”), constituting approximately 99% of the issued and outstanding Common Stock, for an aggregate purchase price of $325,000. The closing of the transactions (the “Closing”) contemplated by the Agreement occurred and consummated on March 7, 2019. The foregoing description of the Agreement does not purport to describe all of the terms and provisions thereof and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As a condition precedent to closing, the Seller agree to acquire from the Company 2,107,710,000 of newly issued shares of Common Stock from the Company. The Company filed Amended and Restated Articles of Incorporation with Nevada Secretary of State on February 26, 2019 to increase the company’s authorized shares of common stock from 100,000,000 to 10,000,000,000 with a par value of $0.00001 per share. The amended and restated Articles also authorized 10,000,000 shares of Preferred Stock with a par value of $0.001 per share. The Company issued 2,107,710,000 shares of restricted common stock to the Seller in a private sale exempt from registration pursuant to Section 4(2) of 1933 Act on February 28, 2019, and thus increased Seller’s shareholding interest in the Company from 78,000,000 shares of common stock to 2,185,710,000 shares of common stock prior to Closing.

Item 5.01 Changes in Control of Registrant

Immediately prior to the Closing, the Seller owned 2,185,710,000, or approximately 99%, of the issued and outstanding shares of Common Stock and Mr. David Lazar served as the President, Secretary, Treasurer and Sole Director.  In connection with the Closing, Mr. Lazar resigned from the executive officers and sole director positions he held with the Company, and the Company appointed Zhicheng Rao and Shifei Wang as Co-Chairman of the Board and Long Chen, Qiulin Shi, and Futong Liu as directors of the Company effective on March 5, 2019.

Upon the Closing, the Buyer owned 99% of the issued and outstanding Common Stock of the Company.  In addition, as of the Closing, Long Chen has been appointed as Chief Executive Officer, Qiulin Shi has been appointed as Chief Financial Officer, Lichen Guo has been appointed as Secretary, and Zen Albert Hong has been appointed as Assist Secretary of the Company effective as of March 6, 2019.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of immediately following the Closing on March 7, 2019, by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) each executive officer and director of the Company, and (iii) all of the Company’s executive officers and directors as a group.  The address of the officers and directors unless otherwise indicated is Room 1704, 17th Floor, Unit 1, Building 5, No. 8 Yard, North Panlong Road, High-Tech Development Zone, Baoji, Shaanxi Province, PRC, 721000.

Name of Buyer	Number of Shares (1)	Percentage of Class (2)
Zhicheng Rao*	2,185,710,000	99%
Shifei Wang*	0	N/A
Long Chen*	0	N/A
Qiulin Shi*	0	N/A
Futong Liu*	0	N/A
Lichen Guo*	0	N/A
Zen Albert Hong*	0	N/A
All Directors and Officers as a group	2,185,710,000	99%

* Director and/ or executive officer.

(1)         Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)         Based on 2,207,000,000 shares of Common Stock issued and outstanding as of the Closing.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The disclosure set forth in Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.  The written resignation letter of Mr. David Lazar is filed as Exhibits 17.1, to this Current Report on Form 8-K and are incorporated herein by reference.

Prior to the date of the Closing, our Board of Directors consisted of a sole director, Mr. David Lazar. Mr. Lazar has submitted a letter of resignation and Zhicheng Rao, Shifei Wang, Long Chen, Qiulin Shi, and Futong Liu have been appointed to our Board of Directors as of Closing. In addition, effective on the date of the Closing, Mr. Lazar resigned from his officer positions with the Company and we appointed Long Chen as Chief Executive Officer, Qiulin Shi as Chief Financial Officer, Lichen Guo as Secretary, and Zen Albert Hong as Assist Secretary of the Company effective as of Closing.

The following table sets forth the name, age, and position of our officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.

Mr. Zhicheng Rao, age 53, serves as our Co-Chairman of the Board. Mr. Rao worked as Vice President responsible for business management and operation of Qinghai Zhongke Jiexin High-Tech Co., Ltd., a chemical material production company located in Qinghai Province, China from June 2013 to July 2016, and worked as Vice President of Guozi Zhongyu Investment Holdings Co, Ltd. located in Shanghai City, China from August 2016 to January 2019. Mr. Rao received high school degree from The Third Middle School of Changshan County, Zhejiang Province in 1983.

Mr. Shifei Wang, age 42, serves as Co-Chairman of the Board. Mr. Jiang served as business manager of Qingdao Coastal Food Co., Ltd., a food production and processing company located in Qingdao City, Shandong Province from January 2013 until today. Mr. Wang received bachelor degree in Film and TV Advertising major from College of Literature of Shanghai University in 2002.

Mr. Long Chen, age 46, serves as our director and Chief Executive Officer. Mr. Chen was business owner of Chen Long Feed Business, an agriculture, processing and feed sales business located in Yan Cheng City, Jiangsu Province, China from January 2013 until December 2016. Mr. Chen was business owner of a restaurant in catering chain operation in Nanjing City, Jiangsu Province from January 2016 until December 2018. Mr. Chen received high school degree from Junior High School She Yang New East of Yan Cheng City, Jiangsu Province in 1991.

Ms. Qiulin Shi, age 62, serves as our director and Chief Financial Officer. Ms. Shi served as Office Director responsible for company administration of Shenzhen Jiexin Asset Management Co., Ltd. located in Shenzhen City, China from May 2013 until December 2018. Ms. Shi received high school degree from JiGuang High School in 1976.

Ms. Futong Liu, age 44, serves as our director. Mr. Liu served as sales manager responsible for sales channel promotion of Changsha manufacturer shang mei silk flagship store located in Chang Sha Province, China from April 2014 until now. Mr. Liu received bachelor degree in music major from Harbin Central Music College in 1996.

Mr. Lichen Guo, age 26, serves as our Secretary. Mr. Guo served as graphic designer of Beijing Zhida Tianxia Audiovisual Technology Co., Ltd. responsible for the company’s daily advertising design and event planning from 2014 to 2015; he served as Director of Sales of Heilongjiang Lefen E-commerce Co., Ltd. responsible for the establishment and training of the company’s sales team and responsible for the company’s external investment, regional and merchant investment cooperation from 2015 to 2016; he served as legal representative and Manager of Daqing Rubik E-commerce Co. from 2016 to 2017; and he served as financial lecturer of Guozi Zhongyu Investment Holdings Co., Ltd. responsible for company road show presentations and in-depth analysis of the project from 2017 until today. Mr. Guo received bachelor’s degree in advertising design major from Harbin University of Commerce in 2015.

Mr. Zen Albert Hong, age 54, serves as our Assistant Secretary. Mr. Hong served as Senior Consultant of Andersen Consulting, Arthur Andersen & CO.,S.C (now Accenture) from 1991 to 1995; served as Senior Manager of Deloitte Consulting located in Santa Ana, California from 1996 – 2001; served as General Manager of Shanghai First Enterprises Corporation. located in Shanghai, China from 2002 – 2006; served as Director and Senior Vice President of First Enterprises Corporation. located in Hong Kong from 2007 to 2010; served as Chief Executive Officer of Obsidian Grobal Consulting, Ltd. located in Hong Kong and California from 2011 to 2017; and served as Chief Executive Officer of Fuquan Investment Management USA Company located in California from 2018 until present. Mr. Hong received Master of Science degree in Economics major from Northern Illinois University from 1986 to 1989; received Master of Science degree in Management Information System from Northern Illinois University from 1989 to 1990 and received Master of Business Management/ EMBA from Suzhou University of Science and Technology located in Suzhou, China from 2006 to 2007.

Family Relationships

None of the directors or officers of our company are related by blood or marriage.

Corporate Governance

Board Committees

We currently does not have nominating, compensation or audit committees or committees performing similar functions nor does the Company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by the board of directors.

Our board of directors has determined that we do not have a board member that qualifies as an "audit committee financial expert." We believe our board members Shifei Wang and Futong Liu qualify as "independent director" as the term used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the NASD Rules.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee because management believes that the functions of an audit committee can be adequately performed by the board of directors. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Director Independence

We believe our board members Shifei Wang and Futong Liu are qualified as independent directors, as the term "independent" is defined by the rules of the Nasdaq Stock Market.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company filed Amended and Restated Articles of Incorporation with Nevada Secretary of State on February 26, 2019 to (i) change the company name to Guozi Zhongyu Capital Holdings Company; and (ii) increase the company’s authorized shares of common stock from 100,000,000 to 10,000,000,000 with a par value of $0.00001 per share. The amended and restated Articles also authorized 10,000,000 shares of Preferred Stock with a par value of $0.001 per share. The Company filed a Certificate of Correction on February 28, 2019 to change the company name back to Melt Inc. and the Company filed a Certificate of Amendment on April 15, 2019 with Nevada Secretary of State to (i) change the Company name from Melt Inc. to Guozi Zhongyu Capital Holdings Company; and (ii) to effectuate a reverse stock split of the Company’s authorized, issued and outstanding shares of Common Stock, at a ratio of 1-for-10.

A copy of the Amended and Restated Articles of Incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K. A copy of Certificate of Correction is filed as Exhibit 3.2 to this Current Report on Form 8-K. A Certificate of Amendment is filed as Exhibit 3.3 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation filed on February 26, 2019
3.2	Certificate of Correction filed on February 28, 2019
3.3	Certificate of Amendment filed on April 15, 2019
10.1	Stock Purchase Agreement, dated as of February 12, 2019 and closed on March 7, 2019, by and between Custodian Ventures LLC (“Seller”) and Zhicheng Rao (“Buyer”)*
17.1	Written resignation letter of David Lazar *

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELT INC.

Date: April 29, 2019	By:	/s/ Long Chen
Name: Long Chen
Title: Chief Executive Officer